Exhibit 99.1

Contacts:

Investor Relations: John Heller, 952-229-7427, ir@lifetimefitness.com

Media Relations: Jason Thunstrom, 952-229-7435, pr@lifetimefitness.com

FOR IMMEDIATE RELEASE

LIFE TIME FITNESS ANNOUNCES FIRST QUARTER 2014 FINANCIAL RESULTS

Revenue Grew 7.3%, Net Income was $28.3 Million and Diluted EPS was $0.69

CHANHASSEN, Minn. (April 24, 2014) – Life Time Fitness, Inc. (NYSE: LTM), The Healthy Way of Life Company, today reported its financial results for the first quarter ended March 31, 2014.

First quarter 2014 revenue grew 7.3% to $312.0 million from $290.7 million during the same period last year. Net income for the quarter was $28.3 million, or $0.69 per diluted share, compared to net income of $28.1 million, or $0.67 per diluted share, for 1Q 2013.

“During the first quarter, we focused on a wide range of initiatives to further enhance the foundation of long-term growth for our Healthy Way of Life company,” said Bahram Akradi, Life Time chairman, president and chief executive officer. “We opened the first of our six planned new centers for the year, while continuing to expand and improve our portfolio of unique programs and services that help members achieve their health, fitness, recreation and entertainment goals and objectives. Moving forward, we remain focused on continuing to deliver innovative consumer and corporate health and wellness solutions, and expanding the awareness and recognition of Life Time as a nationally recognized, best-in-class brand. We believe these efforts and activities will continue to fuel our growth in 2014 and beyond.”

During the quarter, the Company opened its second center in New York, located in Westchester County. On April 10, the Company opened its second center in Florida, located in Tampa. Plans call for four additional new center openings in existing and new markets, including Laguna Niguel, California, the Company’s first California location, which is opening today. The remaining planned new center openings will be in the Des Moines, Iowa; Detroit, Michigan; and Las Vegas, Nevada markets.

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Life Time Announces First Quarter 2014 Results – Page 2

Three Months Ended March 31, 2014, Financial Highlights:

Total revenue for the first quarter grew 7.3% to $312.0 million from $290.7 million in 1Q 2013.

1Q 2014 vs. 1Q 2013 (in millions except revenue per membership data)
Membership dues	$196.8 vs. $186.4 (up 5.6%)
In-center revenue	$98.4 vs. $92.0 (up 7.0%)
Other revenue	$13.6 vs. $9.0 (up 51.1%)
Average center revenue per Access membership	$429 vs. $404 (up 6.2%)
Average in-center revenue per Access membership	$144 vs. $134 (up 7.7%)
Same-center revenue (open 13 months or longer)	Up 1.5%
Same-center revenue (open 37 months or longer)	Up 1.1%

Total memberships grew to 812,011 at March 31, 2014, from 809,813 at March 31, 2013.

•	Access memberships were down 0.9% to 702,011 at March 31, 2014, from 708,563 at March 31, 2013.

•	Non-Access memberships grew 8.6% to 110,000 at March 31, 2014, from 101,250 at March 31, 2013.

•	Attrition in 1Q 2014 was 8.2%, the same as the prior-year period. Attrition for the trailing 12-month period ended March 31, 2014, was 35.7% compared to trailing 12-month attrition of 33.9% at March 31, 2013.

Total operating expenses during 1Q 2014 were $257.9 million compared to $238.4 million for 1Q 2013. Income from operations margin was 17.3% for 1Q 2014 compared to 18.0% in the prior-year period. This margin decline was due to incremental center pre-opening costs in Q1 2014 compared to Q1 2013.

1Q 2014 vs. 1Q 2013 (expense as a percent of total revenue)
Center operations	58.7% vs. 58.5%
Advertising and marketing	4.0% vs. 3.8%
General and administrative	5.1% vs. 5.2%
Other operating	4.6% vs. 4.4%
Depreciation and amortization	10.3% vs. 10.1%

Net income for 1Q 2014 was $28.3 million, or $0.69 per diluted share, compared to net income of $28.1 million, or $0.67 per diluted share, for 1Q 2013.

EBITDA for 1Q 2014 was $86.5 million compared to $82.0 million in 1Q 2013. As a percentage of total revenue, EBITDA in 1Q 2014 was 27.7%, compared to 28.2% in the prior year period.

Cash flows from operating activities for 1Q 2014 totaled $77.7 million compared to $76.2 million in the prior-year period.

Weighted average fully diluted shares for 1Q 2014 totaled 40.9 million compared to 41.6 million in 1Q 2013.

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Life Time Announces First Quarter 2014 Results – Page 3

Reaffirmed 2014 Business Outlook:

The following statements are based on the Company’s current expectations for fiscal year 2014. These 2014 expectations are subject to the risks and uncertainties further described in the Company’s forward-looking statements:

•	Revenue is expected to be up 8-9.5%, or $1.300-1.320 billion, driven primarily by price and mix optimization, square foot expansion, and growth in in-center and ancillary business revenue.

•	Net income is expected to be up 3-7%, or $125.0-130.0 million, driven by revenue growth, partially offset by increased costs associated with the acceleration of new center growth.

•	Diluted earnings per common share is expected to be $3.05-3.15.

As announced on April 17, 2014, the Company will hold a conference call today at 10:00 a.m. ET to discuss its first quarter 2014 results. Bahram Akradi, chairman, president and chief executive officer, Eric Buss, executive vice president and interim chief financial officer, and John Heller, vice president of finance and investor relations, will host the conference call. The conference call will be webcast and may be accessed via the Company’s Investor Relations section of its website at lifetimefitness.com. A replay of the call will be available the same day via the Company’s website beginning at approximately 2:00 p.m. ET.

Additionally, the Company will hold its Annual Meeting of Shareholders today at noon ET at its headquarters, located at 2902 Corporate Place in Chanhassen, Minnesota. The meeting also will be webcast and may be accessed live via the Company’s Investor Relations section of its website at lifetimefitness.com. A replay of the meeting will be available the same day via the Company’s website beginning at approximately 5:00 p.m. ET.

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Life Time Announces First Quarter 2014 Results – Page 4

About Life Time Fitness, Inc.

As The Healthy Way of Life Company, Life Time Fitness (NYSE: LTM) helps organizations, communities and individuals achieve their total health objectives, athletic aspirations and fitness goals by engaging in their areas of interest — or discovering new passions — both inside and outside of Life Time’s distinctive and large sports, professional fitness, family recreation and spa destinations, most of which operate 24 hours a day, seven days a week. The Company’s Healthy Way of Life approach enables customers to achieve this by providing the best programs, people and places of uncompromising quality and value. As of April 24, 2014, the Company operated 110 centers under the LIFE TIME FITNESS® and LIFE TIME ATHLETIC® brands in the United States and Canada. Additional information about Life Time centers, programs and services is available at lifetimefitness.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and similar words or expressions. Forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. Among these factors are attracting and retaining members, risks related to our debt levels and debt covenants, the ability to access our existing credit facility and obtain additional financing, strains on our business from continued and future growth, including potential acquisitions and other strategic initiatives, risks related to maintenance and security of our data, potential recognition of compensation expense related to performance-based stock grants, potential impairment of long-lived assets, goodwill and intangible assets, competition from other health and fitness centers, identifying and acquiring suitable sites for new centers, delays in opening new centers and other factors set forth in the risk factor section of the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on any such forward-looking statements, which speak only as of the date on which such statements were made. The Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date. All remarks made during the Company’s preliminary financial results webcast will be current at the time of the webcast and the Company is under no obligation to update the recording.

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Life Time Announces First Quarter 2014 Results – Page 5

LIFE TIME FITNESS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$12,540	$8,334
Accounts receivable, net	12,114	8,298
Center operating supplies and inventories	33,495	32,778
Prepaid expenses and other current assets	32,330	25,802
Deferred membership origination costs	9,549	9,945
Deferred income taxes	3,644	6,881
Income tax receivable	—	6,698

Total current assets	103,672	98,736
Property and equipment, net	2,147,753	2,105,077
Restricted cash	1,137	850
Deferred membership origination costs	4,980	5,210
Goodwill	59,195	49,195
Intangible assets, net	34,783	29,299
Other assets	42,370	42,684

Total assets	$2,393,890	$2,331,051

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$27,095	$24,505
Accounts payable	29,082	28,645
Construction accounts payable	39,116	47,342
Accrued expenses	73,117	67,435
Deferred revenue	45,198	35,032

Total current liabilities	213,608	202,959
Long-term debt, net of current portion	902,023	824,093
Deferred rent liability	33,070	28,933
Deferred income taxes	97,423	100,504
Deferred revenue	5,013	5,246
Other liabilities	21,278	21,287

Total liabilities	1,272,415	1,183,022

Shareholders’ equity:
Common stock	826	843
Additional paid-in capital	347,964	402,147
Retained earnings	778,969	750,654
Accumulated other comprehensive loss	(6,284)	(5,615)

Total shareholders’ equity	1,121,475	1,148,029

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,393,890	$2,331,051

Life Time Announces First Quarter 2014 Results – Page 6

LIFE TIME FITNESS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)

(Unaudited)

	For the Three Months Ended
	March 31,
	2014	2013
Revenue:
Membership dues	$196,815	$186,374
Enrollment fees	3,123	3,396
In-center revenue	98,405	91,971

Total center revenue	298,343	281,741
Other revenue	13,612	9,006

Total revenue	311,955	290,747

Operating expenses:
Center operations	183,118	169,962
Advertising and marketing	12,339	10,959
General and administrative	15,864	15,356
Other operating	14,422	12,834
Depreciation and amortization	32,138	29,262

Total operating expenses	257,881	238,373

Income from operations	54,074	52,374

Other income (expense):
Interest expense, net	(7,851)	(6,129)
Equity in earnings of affiliate	297	346

Total other expense	(7,554)	(5,783)

Income before income taxes	46,520	46,591
Provision for income taxes	18,205	18,490

Net income	$28,315	$28,101

Basic earnings per common share	$0.70	$0.68

Diluted earnings per common share	$0.69	$0.67

Weighted average number of common shares outstanding - basic	40,603	41,295

Weighted average number of common shares outstanding - diluted	40,870	41,646

Life Time Announces First Quarter 2014 Results – Page 7

LIFE TIME FITNESS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended
	March 31,
	2014	2013
Cash flows from operating activities:
Net income	$28,315	$28,101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,138	29,262
Deferred income taxes	(77)	4,582
Gain on disposal of property and equipment, net	(416)	(228)
Amortization of deferred financing costs	577	505
Share-based compensation	3,286	2,830
Excess tax benefit related to share-based compensation	(846)	(4,657)
Changes in operating assets and liabilities	14,889	16,645
Other	(206)	(809)

Net cash provided by operating activities	77,660	76,231

Cash flows from investing activities:
Purchases of property and equipment	(82,826)	(59,145)
Acquisitions, net of cash acquired	(12,400)	—
Proceeds from sale of property and equipment	447	555
Proceeds from property insurance settlements	—	121
Increase in other assets	(33)	(730)
Increase in restricted cash	(287)	(275)

Net cash used in investing activities	(95,099)	(59,474)

Cash flows from financing activities:
Proceeds from long-term borrowings	80,000	75,000
Repayments of long-term borrowings	(4,909)	(1,696)
Proceeds from (repayments of) credit facility, net	5,300	(78,400)
Increase in deferred financing costs	(947)	(465)
Excess tax benefit related to share-based compensation	846	4,657
Proceeds from stock option exercises	2,139	872
Proceeds from employee stock purchase plan	483	414
Stock purchased for employee stock purchase plan	(701)	(569)
Repurchases of common stock	(60,498)	(19,349)

Net cash provided by (used in) financing activities	21,713	(19,536)

Effect of exchange rates on cash and cash equivalents	(68)	(26)

Increase (decrease) in cash and cash equivalents	4,206	(2,805)
Cash and cash equivalents - beginning of period	8,334	16,499

Cash and cash equivalents - end of period	$12,540	$13,694

Life Time Announces First Quarter 2014 Results – Page 8

Non-GAAP Financial Measure

This release and the related conference call disclose the following non-GAAP financial measure.

EBITDA. Earnings Before Interest, Income Taxes and Depreciation and Amortization (EBITDA) is a non-GAAP financial measure consisting of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, net cash provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release. The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:

RECONCILIATION OF NET INCOME TO EBITDA

(In thousands)

(Unaudited)

	For the Three Months Ended
	March 31,
	2014	2013
Net income	$28,315	$28,101
Interest expense, net	7,851	6,129
Provision for income taxes	18,205	18,490
Depreciation and amortization	32,138	29,262

EBITDA	$86,509	$81,982